EXHIBIT 10.2

[NAME & ADDRESS]                 [DATE]

Re:    Notice of Grant for Restricted Stock Unit Award

Dear _________________:

Effective ______________________, you have been granted an award of Restricted Stock Units over ___________ shares of Stock (the “Award”) in accordance with the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the attached Restricted Stock Unit Award Agreement (the “Award Agreement”). Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement. This document is the “Notice of Grant” referred to in the Award Agreement and is a part of the Award Agreement.

Granted To:                    ______________________
Grant Date:                    ______________________
Performance Threshold Measurement Periods:    ______________________
______________________
______________________
Service Vesting Period:                ______________________
Grant:                        ______________________

Subject to the terms and conditions of the Plan, the Award Agreement and this Notice of Grant, your satisfaction of the Service Vesting Period requirements and the Company’s achievement of the Capital and Liquidity Performance Thresholds specified below during each Performance Threshold Measurement Period (______________________ through ___________________, __________________ through ___________________, and ___________________ through ______________________), you will be entitled to a certain number of shares of Stock, with up to __________% of the shares of Stock at-risk of forfeiture. The number of shares of Stock to be delivered under this Award will be based upon the Company’s performance relative to the following Capital and Liquidity Performance Thresholds, as certified by the Committee:

(i)	Capital - Capital Action Decision Tree Status, as defined in the Capital Policy, must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	Liquidity - Risk for Primary Liquidity Level must remain at “Moderate” or better as established in the Market & Liquidity Risk Framework document.

Each of the Capital and Liquidity Performance Thresholds stands alone in the determination of the at-risk portion of the Award. In order to be eligible to receive shares of Stock determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

By your signature below, you acknowledge and agree that this Award is granted under, governed by, and subject to, the terms and conditions of the Plan, the Award Agreement and this Notice of Grant.

Please sign one copy of this Notice of Grant and return it to Executive Compensation in the enclosed, pre-addressed interoffice envelope.
______________________________________________________________________________________________________
Signature                        Date

PLEASE KEEP A COPY FOR YOUR RECORDS

EXHIBIT 10.2

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN

You have been granted an award of Restricted Stock Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the Plan prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Solium Shareworks, the online equity compensation management system used by Regions. If you do not have access to a personal computer and would like hard copies of the documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant or the Plan, the terms and conditions of this Award Agreement will control.

The Grant Date of your Award, the date on which your Award vests and the vesting conditions for your Award are set forth in the attached Notice of Grant. The number of Restricted Stock Units referenced in the Notice of Grant represent the maximum number of shares of Stock issuable under this Award (“Maximum Award”). The portion of the Maximum Award that may be issued to you is dependent on the extent to which you satisfy the Service Vesting Period requirements and the Company achieves the Capital and Liquidity Performance Thresholds specified in the Notice of Grant. Except as otherwise specified herein, at the end of the Service Vesting Period and the Performance Threshold Measurement Periods (collectively, the “Vesting Period”), the Committee will certify the level of achievement of the Capital and Liquidity Performance Thresholds and determine the number of shares of Stock, if any, payable to you under this Award. In order to receive such shares of Stock, you must be employed by Regions or one of its Subsidiaries through the end of the Service Vesting Period (except as provided below). On such date, the number of shares of Stock payable under this Award, if any, will be issued and released to you.

During the Vesting Period, the Restricted Stock Units will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of Restricted Stock Units, there are no voting rights applicable to the Restricted Stock Units. All ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon shares of Stock underlying the Restricted Stock Units will be accumulated, deemed reinvested in shares of Stock based on the then current value of a share of Stock and paid at the time and to the extent this Award vests (the “Dividend Equivalents”).

Upon the vesting of this Award and any Dividend Equivalents, you may elect to satisfy any federal tax withholding requirements in whole or in part by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, during the Restricted Period, any of the following events occur, this Award will be treated as described below:

•
Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, the portion of your Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds for any Performance Threshold Measurement Period that ends after the closing of the Change in Control will convert to time-based vesting for the duration of the applicable Performance Threshold Measurement Period. If your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, this Award (i.e., the portion of this Award not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (_____%) and the portion of this Award subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds but converted to time-based vesting in accordance with the preceding sentence (up to _____%)) will fully vest upon your termination of employment and shares of Stock equivalent to the Maximum Award will be issued to you.

•
If your employment terminates due to your death, then as soon as practicable following your death, your Award will fully vest (unless prohibited by applicable laws, rules or regulations), and shares of Stock equivalent to the Maximum Award will be issued to your estate.

•
If your employment terminates due to (a) your Disability or (b) your retirement (on or after age 65 or on or after you attain age 55 with 10 years of service) any time on or after November 30th of the year during which this Award is granted,

EXHIBIT 10.2

then (i) the portion of this Award not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (_____%) will fully vest upon your termination of employment (unless prohibited by applicable laws, rules or regulations), and shares of Stock will be issued to you, and (ii) the portion of this Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (_____%) will continue to vest in accordance with its terms.

•
If your employment is terminated by the Company without Cause, then the Restricted Stock Units equivalent to the Maximum Award will be pro-rated for the portion of the Vesting Period between the Grant Date and the date your employment terminated and then (i) the pro rata portion of this Award that is not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (_____%) will vest upon your termination of employment (unless prohibited by applicable laws, rules or regulations), and shares of Stock will be issued to you, and (ii) the pro rata portion of this Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (_____%) will continue to vest in accordance with its terms.

•	If your employment terminates during the Vesting Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if you are or will become eligible for retirement as defined above any time during the Vesting Period and you are a “specified employee” at the time you “separate from service” (as defined in Section 409A of the Code), the shares of Stock described above that will be issued to you upon your “separation from service” will be issued within thirty (30) days following the expiration of six months after the date you “separate from service,” as determined in accordance with Section 409A of the Code.

Any amounts paid or payable or shares of Stock delivered or deliverable under this Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the attached Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant and the Plan set forth the entire agreement between you and Regions relating to the subject matter of this document and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and is agreed to in writing signed by an authorized officer of Regions; and (4) this Award Agreement is binding on Regions’ successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or associate of Regions for any forfeiture of this Award that results from such action or omission.

I congratulate you on your Award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ Grayson Hall

Name: Grayson Hall
Title: Chairman, President and Chief Executive Officer